Exhibit 99.1

Capital Properties, Inc.
100 Dexter Road
East Providence, RI  02914
Phone: 1.401.435-7171
Fax: 1.401.435-7179

PRESS RELEASE

January 25, 2017
Capital Properties, Inc. Announces Sale of Its Petroleum Storage Facility in East Providence, Rhode Island

FOR IMMEDIATE RELEASE

East Providence, Rhode Island – Capital Properties, Inc. (OTCQX: CPTP) announced today that it has signed a definitive agreement to sell the petroleum storage terminal and Wilkesbarre Pier in East Providence, Rhode Island to Sprague Operating Resources LLC ("Sprague"), a subsidiary of Sprague Resources LP (NYSE:SRLP), for $23 million in cash at closing.  The terminal's combined distillate storage capacity of just over 1 million barrels has been leased exclusively by Sprague since May 1, 2014.  The closing is subject to customary terms and conditions and is expected to occur within thirty days.

The Company expects to use proceeds from the sale, net of income taxes, to redeem its 5% dividend notes due December 26, 2022.

Robert H. Eder, Chairman of the Company, said:  "We are pleased to announce the agreement today to sell our petroleum storage assets.  The changing nature of the distillate market in southeastern New England requires the conversion of a significant portion of the terminal's capacity to gasoline products, which would involve significant capital investment and substantial additional risk.  The Company's board of directors determined that it was in the Company's and its shareholders' best interest to divest these assets rather than undertake the conversion."

About Capital Properties, Inc.
Capital Properties, Inc. and its subsidiaries operate in two segments: (1) Leasing and (2) Petroleum Storage.  The leasing segment consists of the long-term leasing of certain of its real estate interests in downtown Providence, Rhode Island for commercial development, the leasing of a portion of a building and the leasing of locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes.  The petroleum storage segment, which is the subject of the sale, consists of the petroleum storage terminal and the Wilkesbarre Pier in East Providence, Rhode Island, which the Company operates for Sprague.
Forward-Looking Statements
Certain written statements made in this press release may contain "forward-looking statements" which represent the Company's expectations or beliefs concerning future events.  Certain risks, uncertainties and other important factors are detailed in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-K and 10-Q.  The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.
CONTACT:

Barbara J. Dreyer, Treasurer
(401) 435-7171

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